Exhibit 10.7

Greg L. Anderson
Chief Human Resources Officer

April 20, 2007

Mr. Robert Ruijter

c/o The Nielsen Company B.V.

770 Broadway

New York, New York 10003

Dear Rob:

This letter agreement sets forth the mutual agreement that has been reached between you and The Nielsen Company B.V. and The Nielsen Company (US), Inc. regarding your termination of employment from these companies and the payments with relation to your termination that will be determined as set forth in your Termination Protection Agreement dated May 23, 2006, by and between the Company (then known as VNU N.V.), as amended by letter dated May 24, 2006 (TPA). All capitalized terms not otherwise defined herein shall have the meaning set forth in the TPA. The Company acknowledges your right to benefits under the TPA, and this letter is intended to confirm our understanding and agreement with respect to your separation from service with The Nielsen Company B.V. and The Nielsen Company (US), Inc. and their subsidiaries (collectively, the “Company”) as follows:

1. Transition Services, Effective Date of Separation from Service.

(a) Following the date of this letter through September 30, 2007, unless the parties shall mutually agree otherwise in writing (such period, the “Transition Period”), the Company shall continue to employ you as an employee. You shall continue to be paid at the same rate of base salary through August 31, 2007, after which no further base salary shall be paid, and you shall continue to be provided with the same employee benefits as you currently enjoy through the last day of the Transition Period. During the Transition Period, you agree to provide such services as may reasonably be requested under the circumstances by the board of directors or chief executive officer of the Company including, without limitation, assisting in the transition of your duties to the applicable successors to such duties.

The Nielsen Company 770 Broadway New York, New York 10003 [ILLEGIBLE]

(b) This letter will confirm and serve as your letter of resignation, effective as of the last day of the Transition Period, from all positions you hold with the Company. Your employment with the Company shall terminate on the last day of the Transition Period, which date shall constitute your Termination Date upon a Change in Control Termination for all purposes of the TPA. On or before your Termination Date, you will return to the Company all Company property (other than your home computer, which you may retain), and all Company confidential information in your possession, except as otherwise mentioned in this agreement.

2. Payments and Benefits. In connection with the foregoing, you and the Company agree to the following:

(a) Effective as of August 31, 2007, you shall be entitled to receive the following payments and benefits from the Company due to you under Section 2(b) and 3 of the TPA, each of which shall be paid or provided on or before September 10, 2007, except to the extent a different date is specifically provided for herein, or to the extent that the Final Treasury Regulations under Internal Revenue Code Section 409A require that any portion of the payments described below that are from US sources be treated as “deferred compensation” for purposes of such regulations and be deferred for six months from the date of your separation from service. For the avoidance of doubt, this will confirm that, unless a different result is required by applicable law, all payments referenced under this paragraph (a) shall be sourced and paid 75% from the U.S. payroll (in $U.S.) and 25% from the Netherlands payroll (in Euros). This will further confirm that the payments referenced in clauses (a)(i), (a)(ii) and (a)(iii) below will be paid as part of the August 31, 2007 U.S. payroll, to the extent sourced from the U.S. payroll, and will be paid as part of the normal September payroll, to the extent sourced from the Netherlands payroll.

(i) In respect of the payment described in Section 2(b)(v) of the TPA, an amount equal to €1,449,528, which represents a gross payment due of €1,895,300, less a payment in U.S. dollars having a value equal to €445,772 that has previously been paid (net of applicable withholding for taxes); and

(ii) In respect of the payment described in Section 2(b)(vi) of the TPA (your annual incentive), a lump sump amount equal to €312,904; and

(iii) In respect of the payment described in Section 3(a) of the TPA under the Company’s long-term incentive plan for the performance period of 2005 through 2007, an amount equal to €2,237,405.

(iv) For the avoidance of doubt, this will confirm that you shall also be entitled to receive the applicable payments and benefits, described under TPA Sections 2(b)(iii) (relating to earned and unpaid and/or vested or nonforfeitable amounts under Company plans or programs), 2(b)(iv) (relating to unreimbursed business expenses), and 4 (relating to tax gross-up, if applicable).

(b) In addition to the foregoing, you and the Company agree to the following:

(i) You will be reimbursed for monthly lease payments for the New York apartment that you currently occupy according to current Company practice through September 30, 2007. You will also be reimbursed for lease cancellation charges presuming you provide notice to your landlord of your intent to vacate the apartment upon execution of this agreement. When you vacate the apartment, the Company will pay normal Senior Executive repatriation costs to including reasonable shipping costs to move household goods to one Netherlands-based location, according to policy.

(ii) The Company will continue to make the monthly lease payments on your current automobile through September 30, 2007. You will return the car to the Company upon your termination in good condition. The Company will pay lease termination fees.

(iii) The Company will reimburse you for up to $20,000 of tax and financial planning expenses for 2007 and 2008 for expenses that you incur in connection with the preparation of 2006 and 2007 returns.

(iv) You will receive a pension payment distributed as follows: €1,258,589 in the United States which will be grossed-up at the appropriate maximum marginal tax rate and € 419,530 in the Netherlands, which will not be grossed-up. These payments will be made to you as soon as practical after your termination date, and in no event later than January 15, 2008.

(v) As mentioned in your Termination Protection Agreement, Section 2(b)(vii), you are eligible for continued medical benefits coverage. If you are ineligible under the terms of the company’s benefit plans, the company will act as indicated under that section of the TPA. If a reimbursement is necessary, you will receive a tax gross up for this amount.

3. Full Satisfaction. You hereby acknowledge and agree that, upon the payments of the amounts described in this agreement, and legal fees and expenses incurred by you in connection with the preparation of this Agreement, or that may otherwise be due to you in accordance with Section 6(i) of the TPA, the Company shall have satisfied all obligations it may have to you in respect of your employment with the Company or separation therefrom, and you will be entitled to no other or further compensation, remuneration, payments or benefits of any kind; provided that the foregoing shall not affect or diminish in any way your continuing right to indemnification by the Company to the same extent currently available under the Company’s by-laws and any insurance policies maintained by or on behalf of the Company, or under applicable law for actions taken or omissions made as an employee or director of the Company.

4. Miscellaneous. This letter is intended to confirm the specific obligations the Company has to you under the TPA, and as such constitutes a supplement to your TPA. The provisions of Section 6 of the TPA are incorporated by reference herein. All payments made hereunder will be subject to applicable tax withholding.

If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature. Steve, we greatly appreciate the contributions you have made to the Company over the years, and wish you all the best for the future.

Very truly yours,

The Nielsen Company B.V.
The Nielsen Company(US), Inc.

By:	/s/ Greg Anderson
Name:	Greg Anderson
Title:	Chief Human Resources Officer

Reviewed, approved and agreed.

/s/ Robert Ruijter
Robert Ruijter